[LETTERHEAD OF GREGORY & ASSOCIATES, LLC]

CONSENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

May 18, 2007

U.S. Securities and Exchange Commission

450 5th Street, N.W.

Washington, D.C.  20549

Re:   Consent to be named in the S-8 Registration Statement of Wizzard Software Corporation, a Colorado corporation (the “Registrant”), to be filed on or about May 18, 2007, covering the registration and issuance of 200,000 shares of common stock to the participant in the 2007 Stock Option Plan.

Ladies and Gentlemen:

We hereby consent to the use of our audit report dated March 29, 2007, for the fiscal year ended December 31, 2006, filed with the Securities and Exchange Commission on April 2, 2007 in the above referenced Registration Statement.  We also consent to the use of our name as experts in such Registration Statement.

/s/ Gregory & Associates, LLC

Gregory and Associates, LLC,

Certified Public Accountants